UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CLEAN ENERGY FUELS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CLEAN ENERGY FUELS CORP.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

Dear Stockholders:

On or about April 7, 2022, we mailed a Notice of Internet Availability of Proxy Materials or a full set of proxy materials, including a Notice of Annual Meeting of Stockholders and accompanying Proxy Statement (the “Proxy Statement”), to you for our 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 19, 2022, at 8:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/CLNE2022.

This supplement provides updated information with respect to the equity compensation awarded to our non-employee directors. Except as supplemented or amended by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Your vote is important, and we urge you to submit your proxy or voting instructions as soon as possible. Thank you for your continued support of our Company.

By order of the Board of Directors,

MITCHELL W. PRATT Corporate Secretary

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2022

This proxy statement supplement, dated April 22, 2022 (the “Supplement”), supplements the proxy statement, dated April 7, 2022 (the “Proxy Statement”), filed with the Securities and Exchange Commission in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Clean Energy Fuels Corp. (the “Company,” “Clean Energy,” “we,” “our,” or “us”) for use at our 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 19, 2022, at 8:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/CLNE2022.

The primary purpose of this Supplement is to provide additional information relating to the equity compensation awarded to our non-employee directors. This Supplement should be read together with the Proxy Statement. To the extent the information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

DIRECTOR COMPENSATION

Option Cancellations

As disclosed in the Proxy Statement, our non-employee directors in office on January 21, 2021 (other than Karine Boissy-Rousseau, Philippe Charleux, Thomas Maurisse and Laurent Wolffsheim, who each voluntarily waived their right to receive compensation for their services as a director) each received an option award covering 75,000 shares and having an exercise price equal to $10.18 (the “January 2021 Grant”). Our non-employee directors in office on December 7, 2021 who did not voluntarily waive their right to director compensation each received an option award covering 100,000 shares and having an exercise price equal to $6.77 (the “December 2021 Grant,” and together with the January 2021 Grant, the “2021 Director Grants”). As disclosed in the Proxy Statement, the December 2021 Grants were intended to be made in lieu of making any annual long-term equity awards to our non-employee directors in 2022.

The Company has determined that the 2021 Director Grants exceeded the calendar-year limit imposed by the Clean Energy Fuels Corp. 2016 Performance Incentive Plan (the “2016 Plan”), which provides that during any calendar year, a non-employee director may not be granted awards under the 2016 Plan with a grant date fair value exceeding $400,000 (or $600,000 in the case of the Chairman of the Board, Lead Independent Director or new non-employee director).

In order to ensure that the 2021 Director Grants comply with the limit in the 2016 Plan, the Compensation Committee has cancelled the entire portion of each non-employee director’s 2021 Director Grants that was in excess of the calendar year limit in the 2016 Plan. As a result, each 2021 Director Grant is currently in compliance with the limit contained in the 2016 Plan. None of the options subject to the 2021 Director Grants have been exercised prior to the date of this Supplement.

As a result of these cancellations, each non-employee director gave up his or her rights with respect to a significant portion of the option award value that is reported in the Director Compensation Table contained in the Proxy Statement. The following table illustrates the option award value reported in the 2021 Director Compensation Table contained in the Proxy Statement, the grant date fair value of the option awards that were cancelled, and the total option award value after giving effect to the cancellations.

Name	Option Awards ($)	Cancelled Amount ($)	Total After Cancellation ($)
Stephen A. Scully	1,017,000	438,000	579,000
Lizabeth Ardisana	1,017,000	617,000	400,000
John S. Herrington (1)	579,000	579,000	0
James C. Miller III	1,017,000	617,000	400,000
Kenneth M. Socha	1,017,000	617,000	400,000
Vincent C. Taormina	1,017,000	617,000	400,000
Parker A. Weil	1,017,000	617,000	400,000
Lorraine Paskett (2)	420,000	0	420,000

(1)	All of Mr. Herrington’s 2021 Director Option Grants terminated without being exercised following his departure from the Board.

(2)	Lorraine Paskett joined the Board in December of 2021 and received an initial option award on December 21, 2021 that complied with the director compensation limit in the 2016 Plan.

2022 Option Grants

Following the cancellation of a significant portion of the 2021 Director Option Grants described above, the non-employee directors in office on April 21, 2022 who did not voluntarily waive their right to director compensation other than Ms. Paskett each received an option award covering 86,956 shares and having an exercise price equal to $6.60 (the “2022 Director Grants”). The 2022 Director Grants represent the non-employee directors’ 2022 annual long-term equity award and the Board does not intend to grant any non-employee directors any additional equity awards in 2022. The grant date value of the 2022 Director Grants is less (and in some cases materially less) than the grant date value of the cancelled options from each non-employee director’s 2021 Director Option Grants. Ms. Paskett did not receive a 2022 Director Grant because she was granted an initial option award in connection with her appointment to the Board in December 2021.

VOTING MATTERS

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the virtual Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change or revoke your vote. Proxies or voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless changed or revoked.

By order of the Board of Directors,

MITCHELL W. PRATT Corporate Secretary

April 22, 2022